Exhibit 99.1

Biohaven Announces Positive Results from Ongoing Rimegepant Long-Term Safety Study

•                  Over 91,000 doses of rimegepant 75mg administered across 1,780 patients with migraine

•                  Safety and tolerability profile of rimegepant with up to one year of dosing in patients with migraine is consistent with previous Phase 1-3 clinical experience

•                  No liver safety signal detected, including a subset of patients with near-daily dosing (≥15 doses/month)

•                  Preliminary efficacy observations suggest that intermittent dosing of rimegepant 75mg may reduce the number of headache days per month and a separate, double-blind placebo controlled preventive treatment study with rimegepant is already underway

•                  Overall, safety and tolerability from this interim analysis and ongoing data from this study is expected to support a new drug application (NDA) submission planned for the first half of 2019

NEW HAVEN, Conn., December 10, 2018 — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) today announced initial positive results from its ongoing long-term, open-label safety study of its oral calcitonin gene-related peptide (CGRP) receptor antagonist, rimegepant, for the acute treatment of migraine. Based upon this interim analysis (database cutoff of November 21, 2018) of Study BHV3000-201 (NCT03266588 or “Study 201”) it appears that rimegepant may be safe and well tolerated with long-term dosing in patients with migraine. In this study, patients are allowed to treat migraine attacks of all severities (mild to severe) up to once daily for up to a full year. The interim results also include hepatic safety and tolerability data of rimegepant 75 mg in study participants based upon review of both adverse events and regularly scheduled liver function tests.  Interim hepatic data were reviewed by an external independent panel of liver experts. The panel provided a consensus opinion based upon the Drug-Induced Liver Injury Network (DILIN) causality assessment. The panel did not assess any liver cases as probably related to study drug and there were no Hy’s Law cases identified. The panel concluded that there was no liver safety signal detected through the data analysis cut-off date, including in a subset of patients with near-daily dosing (≥ 15 doses/month). In aggregate, the panel noted that, compared to placebo arms of other migraine treatments, there was a very low incidence of overall elevations of liver laboratory abnormalities (1.0% incidence of serum ALT or AST > 3xULN). Subjects will continue to participate in Study 201 with additional data analyses to be submitted to the FDA in connection with the planned filing, including the required 120-day safety update.

In addition to the interim safety analysis, preliminary open-label efficacy data from Study 201 suggest that rimegepant may be associated with a reduction in migraine days per month (30 days) compared to the observational lead-in period, suggesting a potential preventive effect. In an exploratory analysis, patients who experienced ≥ 15 migraine days/month (N=172) during the standard of care observation period demonstrated a mean reduction of 4 headache days/month by 12 weeks of intermittent dosing with rimegepant. Approximately 40% of patients who had > 15 headache days/month during the observation period showed at least a 30% or more reduction in their monthly number of headache days by 12 weeks of treatment with rimegepant. Reduction from baseline in the mean number of headache days per month was observed beginning as early as the first month and continued in subsequent months of therapy.  Biohaven initiated a double-blind, placebo-controlled trial examining regularly scheduled dosing of rimegepant 75mg for the preventive treatment of migraine in November 2018.

Vlad Coric, M.D., Chief Executive Officer of Biohaven, commented, “The totality of the interim results from this long-term dosing trial with rimegepant provides important safety information for our planned NDA submission and also preliminary proof of concept for pursuing rimegepant for both the acute and preventive treatment of migraine. The clinical outcomes and data from this long-term study to date are particularly meaningful because of the large number of patients who took rimegepant to treat migraine as they would in the real-world, allowing patients to treat every migraine attack, even if mild, up to once daily for one year.  We believe rimegepant has the potential to truly improve the lives of patients who suffer from debilitating migraine and we look forward to submitting the NDA for this promising new treatment option in 2019.”

The most common individual AEs (occurring ≥ 5%) in Study 201 were upper respiratory tract infection and viral respiratory tract infection. There were low rates of discontinuation due to AEs in the treatment period (2.6%).

Robert Croop, M.D., Chief Development Officer — Neurology at Biohaven commented, “We are grateful to the almost 2,000 patients and the clinical trial sites who have participated in this trial to establish the safety and tolerability of rimegepant long term dosing. We look forward to the potential for bringing rimegepant to broader patient populations both in the US and globally.”

Study 201 is a multicenter, open-label safety study with 1,780 U.S. adult patients treated at the time of the November 21, 2018 interim data analysis cutoff.  Eligible patients were required to have a history of two to 14 migraine attacks of moderate to severe intensity per month. Patients were allowed to take rimegepant 75 mg up to once per day for up to 52 weeks. There was not a limit on the number of attacks per month that could be treated. Approximately 473 patients have received near daily dosing (15 or more doses a month) of rimegepant 75mg to date for a duration of 1-12 months.

Richard Lipton, M.D. commented, “This interim safety analysis is important because it provides additional long-term evidence on the safety of oral CGRP receptor antagonists.  Furthermore, the early efficacy observations from this trial suggesting a reduction in monthly migraine days supports the potential of rimegepant in the preventive treatment of migraine. Rimegepant has recently completed three successful Phase 3, placebo-controlled, single dose studies of rimegepant for the acute treatment of migraine, and today Biohaven has presented interim data showing that rimegepant has been generally well-tolerated to date in a long-term safety study with more frequent dosing.”

About Migraine

Migraine is both a widespread and disabling neurological disorder. The Migraine Research Foundation ranks migraine as the world’s third most prevalent illness, affecting approximately 36 million people or 1 out of 4 households in the United States. And the Global Burden of Disease Study 2015 rates migraine as the seventh highest specific cause of disability worldwide. More than 90% of migraine sufferers are unable to work or function normally during an attack. Current treatment approaches, such as triptans, can be limited by headache recurrence within 24 hours after taking migraine medication, as well as cardiovascular contraindications and warnings.

About Rimegepant

Rimegepant (formerly known as BHV-3000), Biohaven’s lead product candidate, is an orally available, selective and potent small molecule CGRP receptor antagonist. The company believes rimegepant has the potential to be a best-in-class CGRP receptor antagonist for the acute treatment and preventive treatment of migraine with the ability to address important unmet needs. The efficacy and safety profile of rimegepant has been consistently informed by four randomized controlled trials, including three Phase 3 studies and a Phase 2b study. The co-primary endpoints achieved in the Phase 3 trials are consistent with regulatory guidance from the U.S. Food and Drug Administration (FDA) and we believe provide the basis for a planned submission of a new drug application (NDA) to the FDA in 2019.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation, and myeloperoxidase inhibitor platforms. Biohaven’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including statements regarding the Company’s timing of the expected NDA submission for rimegepant, rimegepant’s potential to be an improved treatment option for the acute treatment of migraine, rimegepant’s ultimate safety profile, and the potential for rimegepant to provide a preventive benefit are forward-looking statements. The use of certain words, including “believe” and “will” and similar expressions, is intended to identify forward-looking statements. The Company may not actually achieve the plans and objectives disclosed in the forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements, including that the data presented herein are interim data from an ongoing long-term safety study, and such data could change during the remainder of the study, the preliminary efficacy data regarding prevention is from an open label, non-placebo controlled trial and the evaluation of rimegepant in placebo-controlled trials as a preventive treatment of migraine may not confirm a preventive benefit of rimegepant, and uncertainties relating to the timing for submitting an NDA and the potential regulatory approval of rimegepant. Additional important factors to be considered in connection with forward-looking statements are described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2018 and other filings Biohaven makes with the U.S. Securities and Exchange Commission from time to time. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, contact Dr. Vlad Coric, the Chief Executive Officer at Vlad.Coric@biohavenpharma.com